Exhibit 3(ii).1

     “SECTION II.4 QUORUM AND ORGANIZATION OF MEETINGS. One-third of the total number of members of the Board of Directors as constituted from time to time shall constitute a quorum for the transaction of business, but, if at any meeting of the Board of Directors (whether or not adjourned from a previous meeting) there shall be less than a quorum present, a majority of those present may adjourn the meeting to another time and place, and the meeting may be held as adjourned without further notice or waiver. Except as otherwise provided by law or in the Certificate of Incorporation or these Bylaws, a majority of the directors present at any meeting at which a quorum is present may decide any question brought before such meeting. Meetings shall be presided over by the Chairman of the Board or any member of the Executive Committee, or in the absence of any of the foregoing persons, by such other person as the directors may select. The Secretary of the corporation shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.”

     “SECTION IV.1 RESIGNATIONS. Any director or officer of the corporation, or any member of any committee, may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the President, or the Secretary of the corporation. Any such resignation shall take effect at the time specified therein or, if the time be not specified therein, then upon receipt thereof. The acceptance of such resignation shall not be necessary to make it effective.”

     “SECTION VII.1 ANTI-TAKEOVER AMENDMENTS. (a) The holders of shares entitled at the time to vote for the election of directors shall have power to adopt, amend, or repeal the Bylaws of the corporation by vote of not less than a majority of such shares, and except as otherwise provided by law, the Board of Directors shall have power equal in all respects to that of the stockholders to adopt, amend, or repeal the Bylaws by vote of not less than a majority of the directors present at a meeting at which a quorum is present. However, any Bylaw adopted by the Board may be amended or repealed by vote of the holders of a majority of the shares entitled at the time to vote for the election of directors.”